Exhibit 21

Lime Energy Co.

Subsidiary Companies

ADVB Acquisition Corp.

Landmark Electrical and Mechanical Services, LLC

Landmark Service Company, LLC

Lime Energy Asset Development, LLC

Lime Energy Services Co.

Lime Finance Inc.